Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS

AND EXECUTIVE APPOINTMENTS

DENVER, February 28, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces changes to the Board of Directors and several executive appointments.

St. Mary announces that after 40 years of distinguished service to St. Mary, Thomas Congdon will retire from the Company’s Board of Directors at the 2007 Annual Meeting of Stockholders to be held in May. Mr. Congdon joined the Company as President in 1966 and served in this position for nearly 25 years. Upon the Company’s initial public offering in 1992, he became Chief Executive Officer and Chairman of the Board of Directors. During his tenure, St. Mary was transformed from a passive royalty distribution vehicle to an oil and gas investment firm. Mr. Congdon then helped lead the transition to a multi-billion dollar publicly-traded exploration and production company. He served as Chief Executive Officer until 1995 and as Chairman of the Board of Directors until 2002.

St. Mary also announces Tony Best, previously President, was appointed Chief Executive Officer and President effective February 23, 2007. Mr. Best was appointed to the Board of Directors at this same time and will stand for re-election as a director at the 2007 Annual Meeting. Additionally, the Company announces that effective March 1, 2007, David Honeyfield will be named Senior Vice President – Chief Financial Officer, Treasurer and Secretary and Jerry Hertzler will be named Vice President – Business Development. Mr. Honeyfield is currently Vice President – Chief Financial Officer, Treasurer and Secretary. Mr. Hertzler currently serves as Director – Business Development.

Tony Best, CEO and President, commented, “Tom’s career with St. Mary has been simply amazing. The success that St. Mary has achieved over the years is in no small part due to the foundation Tom began laying back in 1966. Over the years, the Company has provided outstanding returns to its stockholders, contributed significant time and money to the communities where we live, and allowed employees to work in an environment where they can feel proud of the Company and what they do for the Company. It is a legacy of which Tom can be very proud. On behalf of the Board, I would like to thank Tom for his four decades of leadership and service to St. Mary.”

PR-07-04

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